Exhibit 99.1

[LOGO]

News Release

Corporate Headquarters

P.O. Box 269

San Antonio, TX 78291-0269

Phone: (210) 829-9000

Fax: (210) 829-9403

www.harte-hanks.com

FOR IMMEDIATE RELEASE	Media & Financial Contact: Jacques Kerrest
April 23, 2003	(210) 829-9140
jdk@harte-hanks.com

HARTE-HANKS REPORTS FIRST QUARTER 2003 EPS OF 18 CENTS

Note: Harte-Hanks will hold a first quarter earnings conference call on April 23, 2003 at 9:00AM CST. The number is 800-776-6944. There will be a replay available shortly after the call through April 30. To access, please call 800-615-3210, pass-code 108940.

SAN ANTONIO, TX — Harte-Hanks, Inc. (NYSE: HHS) today reported first quarter 2003 diluted earnings per share of $0.18, on revenues of $216.3 million. These first quarter 2003 results compare to diluted earnings per share of $0.21, on revenues of $214.9 million in the first quarter of 2002.

The following table presents financial highlights of the company’s operations for the first quarter 2003. Full financial results are attached.

RESULTS FROM OPERATIONS

(In thousands, except per share amounts)	Three Months Ended March 31,
	2003	2002	% Change
Operating revenues	$216,320	$214,907	0.7%
Operating cash flow (1)	35,789	41,972	-14.7%
Operating income	27,833	33,461	-16.8%
Net income	16,378	20,268	-19.2%
Diluted earnings per share	0.18	0.21	-14.3%
Diluted shares (weighted average common and common equivalent shares outstanding) (2)	91,411	96,325	-5.1%

(1)	Operating income plus depreciation and amortization.
(2)	Harte-Hanks granted a three-for-two split of its common stock in the form of a 50% stock dividend effective May 30, 2002. All share and per share amounts presented have been adjusted to reflect this three-for-two split.

Commenting on the quarter, Chief Executive Officer Richard Hochhauser said, “We had a challenging first quarter that was exacerbated by the poor economic climate and war in Iraq. Diluted earnings per share for the first quarter decreased 14.3% on a slight revenue increase of 0.7%. We generated $16.3 million of free cash flow in the quarter which we measure as net income plus depreciation and amortization less capital expenditures.”

Discussing the performance of individual business segments, Hochhauser said, “Our direct marketing business had a very difficult first quarter. Revenue declined 1.5% with our financial services and pharma/healthcare vertical markets down double-digit while retail and high-tech/telecom were up slightly. Our select markets group was a bright spot with a revenue increase in the high-teens. We are disappointed in the lower operating income in direct marketing. The economic environment, pricing pressures, investments in new products and programs and timing of certain expenses have all contributed to the erosion of direct marketing margins but we could have done more to keep expenses down and we have taken some corrective steps to get these costs in line. We expect margins to improve going forward but we will continue to make investments in order to support long-term growth.”

Turning to shopper performance, Hochhauser said, “Shoppers had another good quarter with revenue growth of 4.5%. Shopper revenue growth was driven by ROP (in-book advertising) which is so critical to readership. Shopper operating income up 1.2% was impacted by higher promotion costs in the Southern California market and difficult comparisons with the prior year quarter. As mentioned in the bullets below, the Northern California facility expansion is underway as reflected in the higher capital spending for the quarter and we are excited about the growth opportunities related to the expansion. We also applaud the passage of legislation that will likely delay any new postage rate increase until at least 2006 and expect this to only enhance the cost effectiveness of the shopper product.”

Concluding, Hochhauser said, “We generate reasonable profits and strong free cash flow, and are committed to delivering 2003 earnings per share above the 2002 level. We have enormous financial strength and will use this to our advantage to support our initiatives for future growth and deliver value for our customers.”

Statements in this release concerning the Company’s business outlook or future financial performance and other statements that are not historical facts are “forward looking statements” as the term is defined under applicable Federal Securities Laws. Forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those statements. Such risks, uncertainties, and factors include, but are not limited to, public concern over consumer privacy issues, which may lead to enactment of legislation restricting or prohibiting the collection and use of information that is currently legally available, competitive pressures, fluctuations in paper prices and postal rates, and general or regional economic conditions, as well as other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K.

Highlights of the first quarter included:

•	Harte-Hanks entered into an agreement with a large financial services company to provide database build, database management and data analytics services. Harte-Hanks solution includes using Harte-Hanks M/CIS (Multi-Channel Information System) to build the database, Harte-Hanks Allink® Customer Data Management to provide a complete, unified and multi-level view from disparate data sources and Harte-Hanks nTouch to manage and analyze the marketing campaigns.

•	Harte-Hanks entered into an agreement with a large high-tech company to provide lead generation services promoting its technology to Fortune 500 companies and government and educational institutions.

•	Harte-Hanks signed a multi-year renewal with a leading financial management and advisory company to provide literature fulfillment and digital print on demand services.

•	Harte-Hanks expanded its relationship with a large general merchandise retailer to cover its catalog and e-commerce marketing divisions. The expanded engagement will leverage Harte-Hanks Allink® Retail, an end-to-end analytical CRM solution that will enable the retailer to more effectively optimize its customer relationships and increase profitability by directly addressing challenges in acquiring clean, relevant and timely customer information, while maintaining a complete and consistent view of its customers and the customer shopping experience.

•	Harte-Hanks expanded its relationship with the neuroscience division of a large pharmaceutical company to provide direct agency services for its multiple sclerosis medication. Additionally, Harte-Hanks entered into an agreement with a large pharmaceutical company to redesign its website promoting the relief of intermittent claudication.

•	Harte-Hanks expanded its CI Technology Database™, a market intelligence tool that profiles technology platforms at hundreds of thousands of business locations on three continents, to include data on small and medium-sized businesses. Over the next year Harte-Hanks will add comprehensive data on 300,000 to 400,000 small and medium-sized business locations in North America to the 32,000 already inside the database.

•	Harte-Hanks released Trillium Software System® Version 6 Unicode Edition for the Chinese and Korean markets. This data quality solution enables global companies to ensure consistent and accurate data across multiple mission-critical customer relationship management, enterprise resource planning and data warehousing applications, and further broadens the reach of Trillium Software into the increasingly important Asian market.

•	Harte-Hanks entered into a software license agreement with Electronic Data Systems (EDS) that makes member relationship management (MRM) software – the credit union version of customer relationship management (CRM) – more accessible and affordable for EDS credit union clients. This robust MRM software, known as e.Vantage™, goes beyond supporting marketing efforts with activity-based costing and profit models that help credit union executives better manage the business.

•	Harte-Hanks Shoppers expanded circulation in southern Florida by 27,700 households in the south Broward County market.

•	Harte-Hanks Shoppers have invested in color capacity for the San Diego market. The San Diego PennySaver publication now has the capability of having spot color on every page including color classifieds.

•	Harte-Hanks Shoppers Northern California facility expansion is underway. The move-in date is expected to be late 2003 with the first phase of the next wave of Northern California geographic circulation expansion expected to start in the later part of Q1’04.

•	Harte-Hanks Shoppers Northern California PennySaver partnered with the Girl Scouts of America in making the largest ever temporary coin mural where over 2,000,000 pennies were used. Harte-Hanks and the Girl Scouts are awaiting official word from Guinness regarding the world record.

•	Harte-Hanks paid a regular cash dividend, increased from 2.5 cents to 3.0 cents per share, on March 14, 2003 to shareholders of record on March 1, 2003. This is the eighth dividend increase since the company went public in 1993 for the second time.

•	Harte-Hanks purchased 1.4 million shares of its common stock in the first quarter. In March, Harte-Hanks board of directors authorized an increase of six million shares in the company’s stock repurchase program representing approximately 6.7% of its outstanding shares. With this six million-share authorization, there are approximately 6.9 million shares remaining from repurchase authorizations at March 31, 2003. Since January 1997 the company has acquired approximately 33.0 million shares under its repurchase program.

•	The annual meeting of shareholders will be held at 10:00A.M. on May 6, 2003 at 200 Concord Plaza Drive, first floor, San Antonio, Texas.

Harte-Hanks, Inc., San Antonio, TX, is a worldwide, direct and targeted marketing company that provides direct marketing services and shopper advertising opportunities to a wide range of local, regional, national and international consumer and business-to-business marketers. Harte-Hanks Direct Marketing improves the return on its clients’ marketing investment with a range of services organized around five solution points:

Construct and update the database — Access the data — Analyze the data — Apply the knowledge — Execute the programs. Experts at each element within this process, Harte-Hanks Direct Marketing is highly skilled at tailoring solutions for each of the vertical markets it serves. Harte-Hanks Shoppers is North America’s largest owner, operator and distributor of shopper publications, with shoppers that are zoned into more than 800 separate editions reaching more than 10 million households in California and Florida each week.

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For more information, contact: Chief Financial Officer Jacques Kerrest (210) 829-9140 or e-mail at jdk@harte-hanks.com.

This release and other information about Harte-Hanks can be found on the World Wide Web at http://www.harte-hanks.com

Harte-Hanks, Inc.

Consolidated Statements of Operations

	Three months ended March 31,
In thousands, except per share data	2003	2002
Operating revenues	$216,320	$214,907
Operating expenses:
Payroll	82,469	81,405
Production and distribution	78,704	74,507
Advertising, selling, general and administrative	19,358	17,023
Depreciation and amortization	7,956	8,511

	188,487	181,446

Operating income	27,833	33,461

Other expenses (income):
Interest expense	209	369
Interest income	(47)	(50)
Other, net	581	267

	743	586

Income from operations before income taxes	27,090	32,875
Income tax expense	10,712	12,607

Net income	$16,378	$20,268

Basic earnings per common share	$0.18	$0.22

Weighted-average common shares outstanding	89,833	93,773

Diluted earnings per common share	$0.18	$0.21

Weighted-average common and common equivalent shares outstanding	91,411	96,325

Harte-Hanks, Inc.

Business Segment Information

	Three months ended March 31,
In thousands	2003	2002	% Change
OPERATING REVENUES:
Direct Marketing	$134,572	$136,654	-1.5%
Shoppers	81,748	78,253	4.5%

Total operating revenues	$216,320	$214,907	0.7%

OPERATING INCOME:
Direct Marketing	$14,370	$20,049	-28.3%
Shoppers	15,696	15,509	1.2%
General corporate expense	(2,233)	(2,097)	-6.5%

Total operating income	$27,833	$33,461	-16.8%

DEPRECIATION AND AMORTIZATION
Direct Marketing	$6,566	$7,160	-8.3%
Shoppers	1,383	1,342	3.1%
General corporate expense	7	9	-22.2%

Total depreciation and amortization	$7,956	$8,511	-6.5%

OPERATING CASH FLOW: (A)
Direct Marketing	$20,936	$27,209	-23.1%
Shoppers	17,079	16,851	1.4%
General corporate expense	(2,226)	(2,088)	-6.6%

Total operating cash flow	$35,789	$41,972	-14.7%

(A)	Operating cash flow is defined as operating income plus depreciation and amortization.

Harte-Hanks, Inc.

Consolidated Balance Sheets (in thousands, except share amounts)

	March 31, 2003	December 31, 2002

Assets
Current Assets
Cash and cash equivalents	$31,494	$25,026
Accounts receivable, net	127,427	137,679
Inventory	5,226	5,299
Prepaid expenses	14,162	14,070
Current deferred income tax asset	7,525	8,129
Other current assets	6,840	8,409

Total current assets	192,674	198,612

Property, plant and equipment, net	94,298	94,154
Goodwill, net	437,141	436,800
Other intangibles, net	3,117	3,267
Other assets	3,643	3,899

Total assets	$730,873	$736,732

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$39,672	$40,746
Accrued payroll and related expenses	17,061	21,854
Customer deposits and unearned revenue	42,629	41,775
Income taxes payable	11,324	9,338
Other current liabilities	5,985	8,048

Total current liabilities	116,671	121,761

Long-term debt	21,351	16,300
Other long-term liabilities	69,002	66,138

Total liabilities	207,024	204,199

Stockholders' equity
Common stock, $1 par value, 375,000,000 shares authorized. 111,882,888 and 111,534,630 shares issued at March 31, 2003 and December 31, 2002, respectively	111,883	111,535
Additional paid-in-capital	219,967	216,149
Accumulated other comprehensive loss	(25,035)	(25,589)
Retained earnings	735,908	722,231
Less treasury stock: 22,343,200 and 21,329,896 shares at cost at March 31, 2003 and December 31, 2002, respectively	(518,874)	(491,793)

Total stockholders' equity	523,849	532,533

Total liabilities and stockholders' equity	$730,873	$736,732